Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF BYLAWS OF
NEUROCRINE BIOSCIENCES, INC.
(A DELAWARE CORPORATION)
On August 28, 2020, the Board of Directors of Neurocrine Biosciences, Inc. approved the amendment of Article X of the Bylaws of the corporation to read as follows:
ARTICLE X
FORUM FOR ADJUDICATION OF DISPUTES
10.1. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (a) any derivative claim or cause of action brought on behalf of the corporation; (b) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the corporation, to the corporation or the corporation’s stockholders; (c) any claim or cause of action against the corporation or any current or former director, officer or other employee of the corporation, arising out of or pursuant to any provision of the General Corporation Law of Delaware (the “DGCL”), the certificate of incorporation or the bylaws of the corporation; (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the certificate of incorporation or the bylaws of the corporation (including any right, obligation, or remedy thereunder); (e) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (f) any claim or cause of action against the corporation or any current or former director, officer or other employee of the corporation, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Section 10.1 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
10.2. Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act.
10.3. Any person or entity holding, owning or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Article.